Exhibit 16.1

August 4, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Obalon Therapeutics, Inc.’s statements included under the caption “Change in Accountants” in its Form S-1 filed on August 4, 2016, and are in agreement with the statements contained in the second paragraph and the first sentence of the fourth paragraph within this caption. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP